Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-124783) pertaining to the 1999 Incentive Stock Option Plan and 2004 Stock Incentive Plan of Morningstar, Inc. of our reports dated March 1, 2010, with respect to the consolidated financial statements and schedule of Morningstar, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Morningstar, Inc. and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP
Ernst & Young LLP
Chicago, Illinois
March 1, 2010